EXHIBIT 12


                     CORNERSTONE REALTY INCOME TRUST, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES






                                 NINE MONTHS                   YEAR ENDED DECEMBER 31,
                                    ENDED      _______________________________________________________
                                   9/30/97         1996              1995         1994        1993
                                 ------------- ------------------ ------------ ------------ ----------
Net income (loss)   ............  $13,867,888    $(4,169,849)      $5,229,715   $2,386,303   $496,646
  ADD:
    Fixed Charges   ............    5,104,536      1,470,414          311,824       12,737      2,452
                                  -----------    -----------       ----------   ----------   --------
Earnings   .....................   18,972,424     (2,699,435)       5,541,539    2,399,040    499,098
Fixed Charges:
 Interest on indebtedness ......    4,840,391      1,332,190          248,120            -          -
 Amortization of loan costs ....      191,664         91,592           43,983            -          -
 Portion of rents representa-
  tive of interest factor              72,481         46,632           19,721       12,737      2,452
 Capitalized interest  .........            -              -                -            -          -
                                  -----------    -----------       ----------   ----------   --------
Fixed Charges ..................    5,104,536      1,470,414          311,824       12,737      2,452
                                  -----------    -----------       ----------   ----------   --------
Ratio of Earnings to Fixed
 Charges   .....................         3.72             (a)           17.77       188.36     203.56
                                  ===========    ==============    ==========   ==========   ========



                                    SUPPLEMENTAL PRO FORMA (B)
                                 --------------------------------
                                 NINE MONTHS       YEAR
                                    ENDED         ENDED
                                   9/30/97       12/31/96
                                 ------------- --------------
Net income (loss)   ............  $14,996,989    $(1,102,351)
  ADD:
    Fixed Charges   ............    7,370,128      9,068,570
                                  -----------    -----------
Earnings   .....................   22,367,117      7,966,219
Fixed Charges:
 Interest on indebtedness ......    7,105,983      8,930,346
 Amortization of loan costs ....      191,664         91,592
 Portion of rents representa-
  tive of interest factor              72,481         46,632
 Capitalized interest  .........            -              -
                                  -----------    -----------
Fixed Charges ..................    7,370,128      9,068,570
                                  -----------    -----------
Ratio of Earnings to Fixed
 Charges   .....................         3.03             (a)
                                  ===========    ============



(a) Earnings and Supplemental Pro Forma Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges. The amounts of coverage deficiency were $4,169,849 and $1,102,351, respectively, for the year ended December 31, 1996.

(b) To give effect to the 20 of the 21 property acquisitions in 1996 and 11 of the 13 property acquisitions in 1997 for the period of time not owned by the Company as reflected in the pro forma statements of operations filed with the Company's Report on Form 8-K/A dated October 31, 1997.